Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated, June 24, 2025, relating to our audit of the PROG Holdings Employee Retirement Plan’s (the “Plan”) financial statements and supplemental schedule for the year ended December 31, 2024, which appears in the Plan’s Annual Report on Form 11-K, in the Registration Statement No. 333-171113 on Form S-8.

/s/ CARR, RIGGS & INGRAM, L.L.C.

Atlanta, Georgia
June 24, 2025